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                   INTERNATIONAL MARKETING SERVICES AGREEMENT


            THIS INTERNATIONAL MARKETING SERVICES AGREEMENT (this
"Agreement"), effective as of ______________, 1997, is entered into by and between AXIOM INC., a Delaware corporation (the "Company"), and SECURICOR COMMUNICATIONS LIMITED, an English corporation (together with its subsidiaries, "Securicor").


                                    RECITALS

            WHEREAS, Securicor owns a substantial portion of the capital stock of the Company; and

            WHEREAS, Securicor desires to offer the Company the ability to obtain certain international marketing services that Securicor is able to provide to its portfolio companies in a cost effective manner.

            NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions stated below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Securicor and the Company, intending to be legally bound, agree as follows:

SECTION 1:  SERVICES TO BE PERFORMED BY SECURICOR

            In consideration of the fees set forth in Section 2, Securicor agrees to perform such international marketing services for the Company as the Company may from time to time request, including, without limitation, business development and other marketing services performed by designated Securicor personnel as described more fully on Schedule A attached hereto. Securicor shall be responsible for all out-of-pocket expenses incurred by it and its personnel in connection with the performance of such services hereunder.

SECTION 2:  FEES

            The Company shall pay an annual fee of $160,000 to Securicor for the services provided pursuant to this Agreement. Such fee shall be paid in twelve equal monthly installments in arrears, with the first $13,333 installment being due and payable on ________________, 1997. All payments shall be made by means of inter-Company transfers through the payment system operated by Securicor.

SECTION 3:  EXTRAORDINARY SERVICES.

            In the event Securicor is required to perform any services not specifically contemplated in Section 1 of this Agreement or undertake an extraordinary project in carrying out those services, Securicor and the Company shall, in good faith, negotiate an additional fee
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which shall be paid to Securicor by the Company, and in the event the parties are unable to agree upon the amount of such extra fee, Securicor shall not be obligated to perform such additional services.

SECTION 4:  SECURICOR'S PERFORMANCE STANDARD.

            Securicor shall perform all of its obligations set forth in Section 1 with all due care, in a commercially reasonable manner, and in a manner consistent with its own administrative practices and standards or the standards prevailing in the telecommunications industry, whichever standard of conduct is more stringent.

SECTION 5:  COMPLIANCE WITH LAW.

            Each party represents, warrants and covenants to the other party that all of its practices and acts in connection with this Agreement are and at all times will be in compliance with all applicable federal, state and local laws, statutes, rules and regulations.

SECTION 6:  LIABILITY.

                  (a) Indemnification. The Company agrees to indemnify and hold Securicor harmless from all claims and liabilities (including reasonable attorney's fees) incurred or assessed against it in connection with the performance of services, except such as may arise from Securicor's own negligent action, negligent failure to act, willful misconduct or willful violation of applicable law.

                  (b) No Personal Liability. No liability shall attain in favor of one party to this Agreement against any officer, director or employee of the other party. The party attaining such liability agrees to look solely to the assets of the other party for satisfaction.

SECTION 7:  TERM.

            This Agreement shall extend for an initial term beginning on the effective date of this Agreement and ending on September 30, 1997 and shall be automatically renewed for additional six-month periods unless written notice of termination is given by either party to the other at least 30 days prior to the end of such initial period or any subsequent renewal period.

SECTION 8:  INDEPENDENT CONTRACTOR STATUS OF SECURICOR.

            The relationship of Securicor to the Company is that of independent contractor. Nothing herein shall be construed as constituting a partnership, joint venture or agency between Securicor and the Company.

SECTION  9: CONFIDENTIALITY.
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            It is understood between the parties hereto that during the term of this Agreement, each of the parties may be dealing with confidential information and processes which are the other party's property, used in the course of its respective business. Each of the parties agrees that it will not intentionally disclose any such confidential information to anyone, directly or indirectly, without the prior consent of the other party.

SECTION 10: MISCELLANEOUS.

                  (a) No Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which, because of the nature of the parties' respective obligations hereunder, may be declined by such party for any reason or no reason.

                  (b) Notices. Any notice or other communication required or permitted to be given under this Agreement must be in writing and will be deemed effective when delivered in person or sent by facsimile, cable, telegram or telex, or by overnight courier or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

                        If to Securicor:

                              Securicor Communications Limited
                              Sutton Park House
                              15 Carshalton Road
                              Sutton Surrey  SM1 4LD
                              UNITED KINGDOM
                              Attention:  Angus Gribbon
                              Telephone:  011-44-1-817-722-2710
                              Telecopier: 011-44-1-817-770-1145

                        If to the Company:


                              AXIOM Inc.
                              351 New Albany Road
                              Moorestown, New Jersey 080507-1177
                              USA
                              Attention:  Andrew P. Maunder
                              Telephone:  1-609-866-1000
                              Telecopier: 1-609-778-0836


                  (c) Amendment. This Agreement may be amended, and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only by a written document signed by authorized representatives of the parties hereto.
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                  (d) Choice of Law. This Agreement will be governed by and
construed in accordance with the laws of the State of New Jersey. Any and all legal actions brought by one party against the other shall be brought in the state or federal courts of the State of New Jersey.

                  (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any and all prior oral or written understandings and agreements between the parties regarding the subject matter addressed in this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, effective as of the date specified at the beginning hereof.

                                          AXIOM INC.

                                          By:___________________________________
                                             Andrew P. Maunder, President

                                          SECURICOR COMMUNICATIONS LIMITED

                                          By:___________________________________
                                                Name:
                                                Title: